Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
(864) 286-4358

SCANSOURCE ACHIEVES RECORD SECOND QUARTER RESULTS

Net Sales and Net Earnings reach record highs

GREENVILLE, SC —— January 27, 2011—ScanSource, Inc. (NASDAQ:SCSC), the leading international distributor of AIDC (automatic identification and data capture), point of sale, communications, and physical security products for the reseller market, today announced complete financial results for its second quarter ended December 31, 2010.

Quarter ended December 31, 2010:

Net sales	$684 million
Net income	$21.6 million
Diluted EPS	$0.80 per share

“Our record results were primarily led by strong sales growth in our communications businesses worldwide and our International Bar Code and POS business,” said Mike Baur, CEO, ScanSource, Inc. “The surprising growth in these areas was driven by improving end market demand and market share gains.”

For the quarter ended December 31, 2010, net sales increased 25% to $684 million compared to $548 million for the quarter ended December 31, 2009. Operating income increased by 85% to $33.5 million from $18.1 million in the comparable prior year quarter. Net income increased 83% to $21.6 million for the quarter ended December 31, 2010 versus $11.8 million for the quarter ended December

ScanSource Reports Second Quarter Results

31, 2009. The effective tax rate for the quarter held constant with the prior year quarter at 35.7%. Diluted earnings per share increased 82% to $0.80 in the current quarter compared to $0.44 in the prior year quarter.

In the quarter, the Company received proceeds from a legal settlement against a former service provider representing reimbursement of expenses incurred in prior periods of $3.1 million ($2.0 million after tax or $0.07 per diluted share). The amount was reflected as a reduction of selling, general and administrative expenses.

Forecast for Next Quarter

The Company announced its revenue forecast for the third quarter of fiscal 2011. ScanSource expects net revenues for the March 2011 quarter could range from $630 million to $650 million.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a prolonged economic downturn. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2010 filed with the Securities and Exchange Commission.

ScanSource Reports Second Quarter Results

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ:SCSC) is the leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe. ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #881 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports Second Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	December 31,	June 30,
	2010	2010 *
Assets

Current assets:
Cash and cash equivalents	$13,037	$34,605
Accounts receivable, less allowance of	415,789	357,749
$21,964 at December 31, 2010
$21,907 at June 30, 2010
Inventories	389,442	346,610
Prepaid expenses and other assets	21,691	16,762
Deferred income taxes	11,991	12,066

Total current assets	851,950	767,792

Property and equipment, net	27,563	23,528
Goodwill	34,084	33,785
Other assets, including identifiable intangible assets	39,882	34,645
Total assets	$953,479	$859,750

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$—	$—
Short-term borrowings	1,973	—
Accounts payable	304,462	287,864
Accrued expenses and other liabilities	45,923	35,027
Income taxes payable	4,282	7,948

Total current liabilities	356,640	330,839

Long-term debt	30,429	30,429
Borrowings under revolving credit facility	12,781	—
Other long-term liabilities	17,980	11,631

Total liabilities	417,830	372,899

Shareholder’s equity:
Common stock	116,338	111,951
Retained earnings	423,962	386,634
Accumulated other comprehensive loss	(4,651)	(11,734)

Total shareholders’ equity	535,649	486,851
Total liabilities and shareholders’ equity	$953,479	$859,750

*	Derived from audited financial statements at June 30, 2010.

ScanSource Reports Second Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Income Statements (Unaudited)

(in thousands, except per share information)

	Quarter ended December 31,		Six months ended December 31,
	2010	2009	2010	2009
Net sales	$683,644	$548,112	$1,318,175	$1,036,535
Cost of goods sold	613,018	491,816	1,184,068	928,821

Gross profit	70,626	56,296	134,107	107,714

Operating expenses:
Selling, general and administrative expenses	37,088	38,167	75,721	71,898

Operating income	33,538	18,129	58,386	35,816

Other expense (income):
Interest expense	388	364	754	730
Interest income	(306)	(422)	(605)	(685)
Other, net	(182)	(174)	191	(58)

Income before income taxes	33,638	18,361	58,046	35,829
Provision for income taxes	12,017	6,546	20,718	13,079

Net income	$21,621	$11,815	$37,328	$22,750

Per share data:
Net income per common share, basic	$0.81	$0.44	$1.40	$0.86

Weighted-average shares outstanding, basic	26,786	26,575	26,749	26,571

Net income per common share, diluted	$0.80	$0.44	$1.38	$0.85

Weighted-average shares outstanding, diluted	27,160	26,798	27,068	26,811

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